UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 5, 2006

VIKING SYSTEMS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-49636	86-0913802
(Commission File Number)	(IRS Employer Identification No.)

4350 La Jolla Village Dr., Ste. 900 San Diego CA	92121
(Address of Principal Executive Offices)	(Zip Code)

858-431-4010
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departures Of Directors Or Principal Officers; Election Of Directors; Appointment Of Principal Officers.

Effective August 22, 2006, Ronald Walrod resigned as a member of the Board of Directors of Viking Systems, Inc. (the “Company”). Mr. Walrod has served on the Board of directors for approximately two years which was the anticipated term of his service.. There was no disagreement between Mr. Walrod and the Company regarding any matter relating to the Company’s operations, policies or practices. Mr. Walrod informed the Company that other professional and personal obligations and plans prevented him from actively continuing his participation on the Board of Directors..

Effective October 5, 2006, Brian M. Miller was appointed as a member of the Company’s Board of Directors. Mr. Miller currently serves as Executive Vice President, Strategic Alliances of Pay By Touch, a San Francisco based company offering biometric based payments and personal marketing solutions.  He is also a member of the Board of Directors of Pay By Touch and M-Factor, a provider of marketing analytics solutions.  Mr. Miller joined Pay By Touch in 2002 after a 28-year career with Accenture where he focused on creating the firm's Custom Relationship Management (“CRM”) practice, working in the sales and marketing area for important clients such as Disney, Kellogg’s, Hershey, Clorox,  Quaker, Dial, Wyeth Pharmaceutical and Takeda Pharmaceutical.   He was also instrumental in establishing key Accenture strategic relationships with Siebel Systems, PeopleSoft, and Blue Martini. During his tenure at Accenture, Miller served as the Managing Partner in several areas of the firm's practice for the West Coast, working with important clients such as Lucky Stores, Ralphs, Savemart, Smitty’s, Smiths, Fred Meyer, Ross Stores and Duty Free Shops. He also led Accenture's Silicon Valley Business Launch Center, helping clients startup new internet based companies. Miller received an MBA and a BSE degree in Industrial Engineering from the University of Michigan.

Item 7.01 Regulation D Disclosure

Attached hereto as an exhibit is a Press Release relating to the appointment of Brian Miller as a Director of the Company.

Item 9.01 Financial Statements and Exhibits

Exhibit 99. Press Release

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 5, 2006	VIKING SYSTEMS, INC.

By: /s/ Donald Tucker
CEO/President